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                                                                   Exhibit 99.10


                                IRREVOCABLE PROXY

                           Given as of June 13, 2002.

                                    RECITALS

         WHEREAS, Safeguard Delaware, Inc., a Delaware corporation ("SDI"), the undersigned and ChromaVision Medical Systems, Inc., a Delaware corporation (the "COMPANY") have entered into a Stock Purchase Agreement, dated as of the date hereof (as the same may be amended from time to time, the "STOCK PURCHASE AGREEMENT"), which provides for, among other things, upon the terms and conditions set forth therein, the purchase by SDI from the undersigned of ____________ shares of Series D 5% Cumulative Convertible Preferred Stock, par value $.01 per share (the "PREFERRED STOCK") and pursuant to which such Preferred Stock has been so purchased;

         WHEREAS, the SDI, the Company and Safeguard Scientifics, Inc., the parent of SDI ("PARENT"), have entered into a Securities Purchase Agreement, dated as of the date hereof (as the same may be amended from time to time, the "PURCHASE AGREEMENT"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the purchase by SDI from the Company of 4,416,404 shares of common stock, par value $.01 per share, of the Company ("COMMON STOCK"), and (ii) the issuance by the Company to SDI of a warrant to purchase common stock (the "WARRANT") and pursuant to which certain of such Common Stock has been purchased;

         WHEREAS, pursuant to Section 1.4 of the Purchase Agreement, the Company must call a special meeting of its stockholders to consider and vote upon the approval of (i) the issuance by the Company to the SDI of 362,663 shares of Common Stock and the Warrant, (ii) the preemptive rights granted to SDI by the Company under Section 4.3 of the Purchase Agreement and (iii) the issuance by the Company of more than an aggregate of 4,002,547 shares of Common Stock upon the conversion of shares of the Preferred Stock, payment of dividends thereon or upon exercise of the warrants to purchase Common Stock issued in connection with the sale of the Preferred Stock (the matters contained in (i), (ii) and (iii) collectively, the "APPROVAL Matters").

                           GRANT OF IRREVOCABLE PROXY

         The undersigned hereby irrevocably constitutes and appoints SDI or any nominee of SDI, with full power of substitution and resubstitution, as its true and lawful attorney and proxy (its "PROXY"), for and in the undersigned's name, place and stead during the Term and only during the Term, to vote all of the shares of common stock, $.01 par value ("COMMON STOCK"), of the Company owned by the undersigned on the date hereof and all shares which may be hereafter acquired by the undersigned prior to the termination of the Term (as defined below), whether upon conversion of shares of Series D 5% Cumulative Convertible Preferred Stock of the Company, the exercise of options or by means of purchase, dividend, distribution or otherwise (all such shares are referred to herein as the undersigned's "SHARES") as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that Delaware law may permit or require to evidence such vote.

Without limiting the generality of the foregoing, the Proxy shall have the right to vote the Shares (i) in favor of the Approval Matters, (ii) against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or which is reasonably likely to result in any of the conditions of SDI's obligations under the Purchase Agreement not being fulfilled, in each such case which is continuing, any change in the directors of the Company, any change in the present capitalization of the Company or any



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amendment to the Company's Certificate of Incorporation, as amended, or Bylaws, as amended, any other material change in the Company's corporate structure or business or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions or any other actions contemplated by the Purchase Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions and actions contemplated by the Purchase Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominees to vote such Shares directly.

         The undersigned hereby revokes any and all prior proxies or powers of attorney in respect of any of its Shares and acknowledges that the undersigned shall not, and does not have the power to, grant any proxy, power-of-attorney or other voting authorization in or with respect to such Shares.

         This Irrevocable Proxy shall automatically terminate without further action upon the earliest to occur of (x) the approval of all of the matters set forth in Section 1.4(a) of the Securities Purchase Agreement, as of June 11, 2002, between the Company, SDI and Safeguard Scientifics, Inc., (y) the payment by the Company of the Second Closing Termination Fee (as defined in the Securities Purchase Agreement) and (z) the date that is six months from the date hereof (the "TERM").

         THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

         The undersigned acknowledges that, at any time during the Term, the Company shall, and SDI may require the Company to, cause each certificate representing the Shares now or hereafter owned by or issued to the undersigned or its successors, assigns and transferees to be endorsed with the following legend:

         "THE SHARES REPRESENTED HEREBY ARE SUBJECT TO AN IRREVOCABLE PROXY, DATED JUNE __, 2002, GIVEN BY _____________. THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH IRREVOCABLE PROXY TO THE HOLDER HEREOF WITHOUT CHARGE."

The Company shall cause the legend placed on any certificates representing the Shares to be removed upon the expiration of the Term.

The undersigned acknowledges that the rights of any holder of the Shares, including any direct or indirect transferees of the undersigned are subject to this Proxy and any such holder shall be bound by the terms of this Proxy and the receipt by any such transferee of certificates containing the above legend shall be deemed to be such Transferee's consent to and confirmation of this Proxy.


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         IN WITNESS WHEREOF, the undersigned has caused this Irrevocable Proxy to be executed as of the date first written above.



                                       [STOCKHOLDER]



                                       By: ___________________________________
                                           Name:
                                           Title:


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